Exhibit 99

Schlumberger Announces Full-Year and Fourth-Quarter 2017 Results

•	Fourth-quarter revenue of $8.2 billion increased 3% sequentially

•	Fourth-quarter pretax operating income of $1.2 billion increased 9% sequentially

•	Fourth-quarter GAAP loss per share, including charges of $2.11 per share, was $1.63

•	Fourth-quarter EPS, excluding charges, was $0.48

•	Full-year and fourth-quarter cash flow from operations were $5.7 billion and $2.3 billion, respectively

Houston, January 19, 2018 – Schlumberger Limited (NYSE:SLB) today reported results for full-year 2017 and the fourth quarter of 2017.

Full-Year Results

	(Stated in millions, except per share amounts)
	Twelve Months Ended		Change
	Dec. 31, 2017	Dec. 31, 2016	Year-on-year
Revenue	$30,440	$27,810	9%
Pretax operating income	$3,921	$3,273	20%
Pretax operating margin	12.9%	11.8%	111	bps
Net loss (GAAP basis)	$(1,505)	$(1,687)	n/m
Net income, excluding charges and credits*	$2,085	$1,550	35%
Diluted EPS (loss per share) (GAAP basis)	$(1.08)	$(1.24)	n/m
Diluted EPS, excluding charges and credits*	$1.50	$1.14	32%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.

n/m = not meaningful

Full-year 2017 revenue of $30.4 billion increased 9% year-on-year. This included a full year’s activity from the acquired Cameron businesses as compared to three quarters of activity in 2016. Excluding the addition of Cameron, revenue growth was driven by land activity in North America, which increased by 82% in line with the increase in rig count. Full-year Production Group revenue increased 21%, Reservoir Characterization Group revenue improved 2%, and Drilling Group revenue declined 2%.

Full-year 2017 pretax operating income grew 20% and pretax operating margin of 13% expanded 111 basis points (bps). This was driven by improved profitability in North America due to the growth in land activity that benefited both the Production and Drilling Groups.

Fourth-Quarter Results

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Sequential		Year-on-year
Revenue	$8,179	$7,905	$7,107	3%		15%
Pretax operating income	$1,155	$1,059	$810	9%		43%
Pretax operating margin	14.1%	13.4%	11.4%	73	bps	272	bps
Net income (loss) - GAAP basis	$(2,255)	$545	$(204)	n/m		n/m
Net income, excluding charges & credits*	$668	$581	$379	15%		76%
Diluted EPS (loss per share) - GAAP basis	$(1.63)	$0.39	$(0.15)	n/m		n/m
Diluted EPS, excluding charges & credits*	$0.48	$0.42	$0.27	14%		78%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.

n/m = not meaningful

Schlumberger-Private

Schlumberger Chairman and CEO Paal Kibsgaard commented, “We closed the year with fourth-quarter revenue growing 3% sequentially while pretax operating income rose 9%. Sequential growth was driven by strong activity in North America, Saudi Arabia, and Latin America, while revenue in the Europe, CIS and Africa Area seasonally declined. Earnings per share of $0.48, excluding charges, were 14% higher than the third quarter.

“Among the business segments, the fourth-quarter revenue increase was led by the Production Group, which grew by 7%. Production Group performance was driven by strong international activity, with more than 20% sequential growth in Saudi Arabia, Russia, and Argentina. In North America land, revenue grew 6% following the redeployment of additional pressure pumping fleets, despite a slight sequential decline in market activity.

“Cameron Group revenue increased 9% sequentially with growth across all product lines led by OneSubsea, on higher project volume and increased service revenue. Drilling Group revenue had more modest sequential growth of 3%, driven by strong M-I SWACO sales in Mexico and North America and increased Integrated Drilling Services activity in Kuwait. Reservoir Characterization Group revenue decreased 8% sequentially, as the seasonal decline in Wireline activity in Russia and lower revenue on a long-term project in the Middle East were partially offset by year-end sales of SIS software and WesternGeco multiclient seismic licenses.

“Pretax operating margin grew 73 bps sequentially to 14.1% driven by improved profitability in the Production, Drilling, and Reservoir Characterization Groups.

“Over the past three years of unprecedented market downturn, we have proactively sought to strengthen our technology offering and our market presence in key markets around the world, with the expansion of our hydraulic fracturing presence in North America land being the most recent example. In line with the challenging business environment over the same period, we have restructured all relevant parts of the company, in terms of size and organizational set-up, to maximize our market competitiveness and operational agility.

“With the significant changes seen in customer priorities and buying habits in recent years, we have also continued to evaluate the present and future return prospects for all of our product lines, as we look to maximize all aspects of the Company’s long-term financial performance. Based on this in-depth analysis, the only product line that does not meet our return expectations going forward, even factoring in an eventual market recovery, is our seismic acquisition business. We have therefore taken the difficult decision to exit the marine and land seismic acquisition market, and instead turn our WesternGeco product line into an asset-light business, built on our leading position within multiclient, data processing, and geophysical interpretation services.

“Looking at the oil market, the strong growth in demand is projected to continue in 2018, on the back of a robust global economy. On the supply side, the extension of the OPEC- and Russia-led production cuts is already translating into higher-than-expected inventory draws. In North America, 2018 shale oil production is set for another year of strong growth, as the positive oil market sentiments will likely increase both investment appetite and availability of financing. At the same time, the production base in the rest of the world is showing fatigue after three years of unprecedented underinvestment. The underlying signs of weakness will likely become more evident in the coming year, as the production additions from investments made in the previous upcycle start to noticeably fall off. All together this means the oil market is now in balance and the previous over-supply discount is gradually being replaced by a market tightness premium, which makes us increasingly positive on the global outlook for our business.

“These positive oil market sentiments are reflected in the third-party E&P spend surveys, which predict 15–20% growth in North American investments in 2018, while the international market is expected to grow for the first time in four years, with a projected 5% increase in spend. So, as we enter the first year of growth in all parts of our global operations since 2014, there is renewed excitement and enthusiasm throughout our organization, and we remain committed to delivering market-leading products and services to our customers, and superior returns to our shareholders.”

Other Events

During the quarter, Schlumberger repurchased 1.6 million shares of its common stock at an average price of $64.82 per share for a total purchase price of $101 million.

On December 7, 2017, Schlumberger Production Management (SPM) and Torxen Energy, a private Canadian E&P company, completed the purchase of the Palliser Block asset located in Alberta, Canada, from Cenovus Energy, an integrated Canadian oil company.

In December 2017, Schlumberger announced plans to develop a state-of-the-art industrial manufacturing center at the King Salman Energy Park in the Kingdom of Saudi Arabia. The 500,000-m2 center will manufacture products for drilling, exploration, production, and midstream operations. The first phase is expected to be completed in the second quarter of 2018.

On December 29, 2017, Schlumberger purchased the US hydraulic fracturing and pump-down perforating business from Weatherford for $430 million. Schlumberger took ownership of Weatherford’s US-based facilities, field assets, and supplier and customer contracts related to these businesses. This transaction will expand the Schlumberger OneStimSM business.

On January 17, 2018, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on April 13, 2018 to stockholders of record on February 7, 2018.

Consolidated Revenue by Area

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Sequential	Year-on-year
North America	2,811	$2,602	$1,765	8%	59%
Latin America	1,034	952	952	9%	9%
Europe/CIS/Africa	1,808	1,838	1,834	-2%	-1%
Middle East & Asia	2,396	2,357	2,494	2%	-4%
Other	130	157	62	n/m	n/m

	$8,179	$7,905	$7,107	3%	15%

North America revenue	$2,811	$2,602	$1,765	8%	59%
International revenue	$5,237	$5,147	$5,280	2%	-1%

n/m = not meaningful

Fourth-quarter revenue of $8.2 billion increased 3% sequentially, with North America growing 8% and International increasing 2%.

North America

North America Area revenue grew 8% sequentially on increased land activity and improved pricing, while offshore revenue increased due to WesternGeco year-end multiclient seismic license sales. North America land revenue grew 5% sequentially despite a 1% decline in total market stage count. This increase was mostly driven by OneStim activity, which was boosted by additional fleet redeployments. Drilling Group revenue in North America land increased due to the continued high demand for longer lateral sections in shale oil wells. Increased Cameron Surface and Drilling Systems product sales and services also contributed to higher revenue in North America.

International

Revenue in the Latin America Area increased 9% sequentially due to increased Drilling and Production Group activities in Argentina and Colombia. SPM project revenue in Ecuador was essentially flat, while revenue in the Mexico & Central America GeoMarket declined following the strong WesternGeco multiclient seismic license sales recorded in the third quarter. Higher project volume for OneSubsea also contributed to increased revenue in the Area.

Given the recent economic and political developments in Venezuela, Schlumberger determined that it was appropriate to write-down its investment in the country. As a result, Schlumberger recorded a charge of $938 million during the fourth quarter of 2017.

Europe/CIS/Africa Area revenue declined 2% sequentially as peak summer activity ended in Russia, the North Sea, and Continental Europe. This decline, however, was partially offset by strong SIS software sales as well as increased sales of Completions, Artificial Lift, and Bits & Drilling Tools products across the Area. Sub-Saharan Africa revenue declined sequentially from lower activity in Congo as well as from the absence of WesternGeco multiclient seismic license sales in Mozambique recorded in the third quarter.

Middle East & Asia Area revenue increased 2% sequentially due to strong Integrated Production Services (IPS) project activity in the Saudi Arabia & Bahrain GeoMarket. This increase was partially offset by lower revenue as a result of a change in estimate on a long-term construction project in the Middle East that is accounted for under the percentage-of-completion method. Activity was higher for the Production and Drilling Groups in the Eastern Middle East and Far East Asia & Australia GeoMarkets, with notably stronger Integrated Drilling Services (IDS) project activity in Kuwait. Increased Valves & Measurement product sales and higher project volume for OneSubsea in Australia also contributed to increased revenue in the Area.

Reservoir Characterization Group

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Sequential		Year-on-year
Revenue	$1,638	$1,771	$1,676	-8%		-2%
Pretax operating income	$360	$311	$319	16%		13%
Pretax operating margin	22.0%	17.6%	19.0%	441	bps	294	bps

Reservoir Characterization Group revenue of $1.6 billion, of which 74% came from the international markets, decreased 8% sequentially. This was driven by the effects of a seasonal decline in Wireline activity in Russia and by a change in estimate on a long-term project in the Middle East. This decline was partially offset by year-end sales of SIS software and WesternGeco multiclient seismic licenses. Geographically, increased sales of SIS software were recorded across a number of GeoMarkets, while higher sales of WesternGeco multiclient seismic licenses in the US Gulf of Mexico were partially offset by lower license sales in the Mexico & Central America GeoMarket.

Pretax operating margin of 22% was 441 bps higher sequentially, supported by increased contributions of high-margin SIS software and WesternGeco multiclient seismic license sales, as well as the impact of the accounting for the long-term project in the Middle East.

Reservoir Characterization Group performance was enhanced by Integrated Services Management (ISM) operations and strengthened by contract awards and new technology deployments.

BP awarded Schlumberger an ISM contract for the well construction of five to eight development wells in the Mad Dog 2 project in the US Gulf of Mexico. The scope of work in this performance contract includes all drilling-related services with a goal of achieving lower well construction costs while maintaining safety, reliability, and integrity requirements.

In Indonesia, ISM drilled 13 wells for KS ORKA for the Sorik Marapi Geothermal project in North Sumatra. This included the deployment of technologies and services from six different product lines, such as the Xtreme* high-pressure, high-temperature well logging platform and i-DRILL* integrated dynamic system analysis service. This resulted in 99.9% operating efficiency in this challenging high-temperature environment.

Schlumberger announced at the SIS Global Forum in Paris, France, that BP will be a strategic partner on the DrillPlan* digital well construction planning solution and on a future execution solution focused on the drilling of a well. BP will pilot these solutions during its development of the Khazzan field in Oman. The DrillPlan solution is the first step in the DELFI* cognitive E&P environment. This technology has the potential to deliver a well planning program in days rather than weeks and is part of a fully integrated well construction offering.

In December, Schlumberger inaugurated the newly expanded reservoir rock and fluid analysis laboratory in Houston, Texas. The laboratory enables petrotechnical experts to better leverage physical and digital rock and fluid analysis for comprehensive reservoir characterization. Integrating data and insight from field and laboratory measurements conducted at this new facility into the DELFI cognitive E&P environment will enhance collaboration across E&P teams to realize the full potential of all available data and science in optimizing oil and gas assets.

In South Texas, Wireline deployed a combination of technologies for Chesapeake Operating LLC to complete the second largest microseismic fracture characterization project in North America in the JJ Henry field. The technologies included VSI* versatile seismic imager arrays positioned horizontally by a TuffTRAC* cased hole services tractor to enable real-time mapping of experimental unconventional resource stimulation designs. Analysis of this data will enable the customer to de-risk decisions affecting stimulation design and well placement.

Drilling Group

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Sequential		Year-on-year
Revenue	$2,180	$2,120	$2,013	3%		8%
Pretax operating income	$319	$301	$234	6%		36%
Pretax operating margin	14.6%	14.2%	11.6%	43	bps	300	bps

Drilling Group revenue of $2.2 billion, of which 73% came from the international markets, increased 3% sequentially driven by strong M-I SWACO sales in Mexico and North America land, as well as increased IDS activity in Kuwait. Higher drilling activity in Argentina and Colombia, new drilling project start-ups in Qatar and China, the restart of onshore activity in Libya, and increased drillbit sales in Algeria also contributed to the revenue growth.

Pretax operating margin of 15% expanded 43 bps sequentially from improved profitability in Drilling & Measurements and from increased M-I SWACO product sales.

Drilling Group performance in the fourth quarter was strengthened by contract awards, IDS operations, and a full range of technologies and integrated drilling systems that helped reduce operating costs.

Saudi Aramco awarded Schlumberger two IDS contracts to provide drilling rigs and services for up to 146 gas wells and up to 128 oil wells over three years. IDS will use enhanced processes and the latest technology to increase efficiency levels and improve cost effectiveness while maintaining the highest operational safety standards.

Kuwait Energy awarded Schlumberger a one-year IDS contract for four wells and one optional well in the Siba field. The integrated services will include Bits & Drilling Tools StingBlade* conical diamond element bits as well as technologies from Drilling & Measurements, M-I SWACO, Wireline, Completions, and Well Services.

In India, Vedanta Limited (Cairn Oil & Gas) awarded Schlumberger a two-year IDS Contract with an optional one-year extension valued at $40 million for an offshore exploration campaign in the Bay of Bengal. The contract includes the provision of services and technologies from multiple Schlumberger product lines, such as M-I SWACO, Drilling & Measurements, Bits & Drilling Tools, Wireline, Well Services and OneSubsea.

In the Mexico sector of the Gulf of Mexico, IDS used a combination of technologies for Hokchi Energy to reduce drilling time by 154 days and improve the rate of penetration (ROP) by 50% in a four-well campaign, enabling Hokchi to drill a fifth appraisal well—all within the time frame and budget of the initial project scope. Technologies included Bits & Drilling Tools FireStorm* wear-resistant high-impact PDC cutter technology, Rhino XS2* full-cycle expandable reamer, the i-DRILL* integrated dynamic system analysis service, and Drilling & Measurements PowerDrive X6* rotary steerable system.

Offshore Russia, IDS used a combination of technologies for LUKOIL-Nizhnevolzhskneft to save $4.6 million in operating costs by eliminating the need for three pilot wells in the Filanovsky field in the Caspian Sea. Well construction was performed 19 days faster than planned. The GeoSphere* reservoir mapping-while-drilling service enabled the customer to precisely land the well in the target zone, thus decreasing technical risks for completions operations.

In the UK sector of the North Sea, Drilling & Measurements used the GeoSphere* reservoir mapping-while-drilling service for Centrica Energy to eliminate the need for a pilot hole and complex sidetracking operations in the Chestnut field. The GeoSphere service enabled real-time adjustments to the well trajectory while drilling, maximizing reservoir contact of the horizontal well in the complex injectite reservoir.

In Argentina, Drilling & Measurements used a combination of technologies for a major oil producer to drill the longest lateral section in the Vaca Muerta Shale play. The horizontal section in the Pampa de las Yeguas field is 3,152 m in length. The technologies included the PowerDrive Orbit* and the PowerDrive Archer* high build rate rotary steerable systems.

In the Norwegian sector of the North Sea, Drilling Group technologies helped save Statoil $5.5 million in operating costs, equivalent to 28 days of operating time, in the Gullfaks field. A customized solution enabled Statoil to gain access to the reservoir with a conventional borehole-sized drillstring in a challenging cased-hole section. The combination of technologies that helped reduce operating time and increase system reliability included the TrackMaster* comprehensive whipstock sidetracking solution, PowerDrive X6* rotary steerable system, and Rhino RHE* dual-reamer rathole elimination system.

Production Group

						(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Sequential		Year-on-year
Revenue	$3,079	$2,876	$2,203	7%		40%
Pretax operating income	$315	$283	$128	11%		146%
Pretax operating margin	10.2%	9.8%	5.8%	39	bps	440	bps

Production Group revenue of $3.1 billion, of which 54% came from the international markets, increased 7% sequentially. Performance was driven by strong international activity, with more than 20% sequential growth in Saudi Arabia, Russia, and Argentina. In North America, land revenue grew 6% following the redeployment of additional pressure pumping fleets despite a 1% decline in market stage count. Sequentially, SPM revenue was essentially flat.

Pretax operating margin of 10% increased 39 bps sequentially due to improved pricing on land in North America. Incremental margin in North America land was 23%, expanding pretax operating margin by almost 100 bps during the quarter.

The Production Group benefited from technology deployments and contract awards.

Occidental Petroleum Corporation (Oxy) and Schlumberger signed an MOU for a five-year service partnership in the Aventine project in New Mexico’s Delaware basin. The partners will jointly reduce the cost per barrel in the safest and most efficient way possible. Pending final contract negotiation, the agreement includes a minimum scope of 700 wells, exclusivity of services, and construction of a Schlumberger facility within the Oxy acreage that will service the Aventine project as well as other operators in the region.

In Louisiana, OneStim used BroadBand Sequence* fracturing service for Aethon Energy and achieved top quartile production in one well after stimulating a four-well pad in the Haynesville Shale. The BroadBand Sequence service injected pills to promote diversion and stimulate all perforation clusters, while pressure analysis verified stimulation throughout the perforated interval. As a result, Aethon Energy awarded Schlumberger the work for a dedicated fracturing fleet in this basin.

In North America land, OneStim deployed the BroadBand Sequence* fracturing service for Encana to refracture wells in two shale plays. In the Eagle Ford Shale, the Broadband Sequence service increased oil production in one well from approximately 50 bbl/d to 650 bbl/d and increased flowing pressure from 250 psi to 5,000 psi. In the Haynesville Shale, the BroadBand Sequence service helped increase gas production in one well from 100 Mscf/d to 5,000 Mscf/d, with flowing pressure increasing from 1,500 psi to 6,000 psi. Selection of the wells for refracturing was based on the quality of the reservoir, completion and production history, and location relative to offset wells.

In the United Kingdom, Hurricane Energy awarded Schlumberger a contract for the provision of Artificial Lift Solutions technologies for the Lancaster Basement field on the UK Continental Shelf west of Shetland. The technologies include REDA Maximus* electric submersible pumps with variable speed drive systems.

In British Colombia, HEAL System™ technology was used for several oil and gas customers to increase productivity by an average of 75% in 25 horizontal wells in the Montney Shale. As a joint venture between Schlumberger and Production Plus Energy Services Inc., HEAL System technology is designed to lower production costs by mitigating multiphase slug fluid flow and excessive gas interference during the production phases of horizontal unconventional wells. This technology has now been introduced in all major liquid-rich shale basins in North America land.

Cameron Group

						(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Sequential		Year-on-year
Revenue	$1,414	$1,297	$1,346	9%		5%
Pretax operating income	$203	$194	$188	5%		8%
Pretax operating margin	14.4%	14.9%	14.0%	-58	bps	38	bps

Cameron Group revenue of $1.4 billion, of which 56% came from international markets, increased 9% sequentially. Growth was recorded across all product lines, led by OneSubsea on higher project volume and increased service revenue in Australia and Mexico. Surface Systems revenue increased due to stronger product sales on land in North America, while Drilling Systems revenue grew on product volume increases in the US and Norway. Valves & Measurement revenue increased from higher product sales in Saudi Arabia and the Eastern Middle East GeoMarket.

Pretax operating margin of 14% decreased 58 bps sequentially, mainly due to a change in mix in Surface and Drilling Systems.

Cameron Group performance benefitted from Subsea Integration Alliance synergies, capital-efficient solutions, contract awards, and new technology commercialization.

Ophir Equatorial Guinea Limited—a subsidiary of Ophir Energy—awarded the Subsea Integration Alliance (a partnership between OneSubsea and Subsea 7), an engineering, procurement, construction, installation, and commissioning (EPCIC) contract for the Fortuna FLNG project in Equatorial Guinea. The contract includes subsea umbilicals, risers, and flowlines, and a subsea production system. The project will deliver 440 Mmscf/d of gas through infrastructure comprising four wells located at an average water depth of 1,790 m. Expenditure under the EPCIC contract will only commence after the project FID. Delivery of first gas is expected in 2020.

Schlumberger installed and commissioned the industry’s first all-OEM managed pressure drilling (MPD) system for drilling contractor Stena Drilling. The closed-loop MPD system, currently installed on the ultra-deepwater drillship Stena Carron, was recently used to drill exploration wells offshore Guyana.

This quarter, Schlumberger commercialized the GROVE IST* integrated seat technology ball valve that requires up to 70% less torque, reducing wear on moving parts, resulting in lower total cost of ownership. The GROVE IST valve also weighs up to 40% less than conventional ball valves, which is a key benefit in harsher environments where larger-sized valves are typically required. In addition, GROVE IST technology uses a patented seat-on-ball design that exceeded the industry standard on sealing performance by a factor of 100 during qualification pressure testing.

In Queensland Australia, Senex Energy awarded Schlumberger an IDS contract for the well construction of 30 coal seam gas wells. This integrated contract includes Schlumberger Land Rigs and, for the first time in Australia, Surface Systems wellheads. Operations started in June 2017 and were completed in November 2017. This integrated operation with a single rig achieved a benchmark of 3 days and 16 hours to drill and complete a well, including the time needed to move the rig.

Introduced in 2014, One-Subsea Capital-Efficient Solutions extend market-leading subsea boosting technology and are now an integral part of all customer projects. Capital-Efficient Solutions have reduced the average lead times of subsea products by more than 50%, saving up to 60% in project costs. As a portfolio of standardized designs that leverages streamlined engineering and manufacturing processes, Capital-Efficient Solutions deliver integrated subsea production systems, which reduce project cycle time and overall cost. The adoption of prequalified quality plans, suppliers, and materials and welding specifications has enhanced the efficiency and reliability of the product-manufacturing life cycle.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

			(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2017	2016	2017	2016
Revenue	$8,179	$7,107	$30,440	$27,810
Interest and other income	52	47	224	200
Expenses
Cost of revenue (1)	7,201	6,193	26,543	24,409
Research & engineering	192	261	787	1,012
General & administrative	109	99	432	403
Impairments & other (1)	2,701	599	3,211	3,172
Merger & integration (1)	95	76	308	349
Interest	143	139	566	570

Loss before taxes	$(2,210)	$(213)	$(1,183)	$(1,905)
T ax expense (benefit) (1)	62	(19)	330	(278)

Net loss	$(2,272)	$(194)	$(1,513)	$(1,627)
Net income (loss) attributable to noncontrolling interests	(17)	10	(8)	60

Net loss attributable to Schlumberger (1)	$(2,255)	$(204)	$(1,505)	$(1,687)

Diluted loss per share of Schlumberger (1)	$(1.63)	$(0.15)	$(1.08)	$(1.24)

Average shares outstanding	1,385	1,391	1,388	1,357
Average shares outstanding assuming dilution	1,385	1,391	1,388	1,357

Depreciation & amortization included in expenses (2)	$906	$1,016	$3,837	$4,094

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
Assets	Dec. 31, 2017	Dec. 31, 2016
Current Assets
Cash and short-term investments	$5,089	$9,257
Receivables	8,084	9,387
Other current assets	5,324	5,283

	18,497	23,927
Fixed income investments, held to maturity	—	238
Fixed assets	11,576	12,821
Multiclient seismic data	727	1,073
Goodwill	25,118	24,990
Intangible assets	9,354	9,855
Other assets	6,715	5,052

	$71,987	$77,956

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,036	$10,016
Estimated liability for taxes on income	1,223	1,188
Short-term borrowings and current portion of long-term debt	3,324	3,153
Dividends payable	699	702

	15,282	15,059
Long-term debt	14,875	16,463
Deferred taxes	1,650	1,880
Postretirement benefits	1,082	1,495
Other liabilities	1,837	1,530

	34,726	36,427
Equity	37,261	41,529

	$71,987	$77,956

Liquidity

		(Stated in millions)
Components of Liquidity	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Cash and short-term investments	$5,089	$4,952	$9,257
Fixed income investments, held to maturity	—	—	238
Short-term borrowings and current portion of long-term debt	(3,324)	(1,289)	(3,153)
Long-term debt	(14,875)	(15,871)	(16,463)

Net Debt (1)	$(13,110)	$(12,208)	$(10,121)

Details of changes in liquidity follow:

Periods Ended December 31,	Twelve Months 2017	Fourth Quarter 2017	Twelve Months 2016
Net loss before noncontrolling interests	$(1,513)	$(2,272)	$(1,627)
Impairment and other charges, net of tax before noncontrolling interests	3,624	2,945	3,237

	$2,111	$673	$1,610
Depreciation and amortization (2)	3,837	906	4,094
Pension and other postretirement benefits expense	104	25	187
Stock-based compensation expense	343	82	267
Pension and other postretirement benefits funding	(133)	(26)	(174)
Change in working capital	(823)	650	416
US federal tax refund	685	—	—
Other	(461)	(59)	(139)

Cash flow from operations (3)	$5,663	$2,251	$6,261

Capital expenditures	(2,107)	(625)	(2,055)
SPM investments	(1,609)	(1,117)	(1,031)
Multiclient seismic data capitalized	(276)	(53)	(630)

Free cash flow (4)	1,671	456	2,545

Dividends paid	(2,778)	(692)	(2,647)
Stock repurchase program	(969)	(101)	(778)
Proceeds from employee stock plans	297	36	415

	(1,779)	(301)	(465)

Business acquisitions and investments, net of cash acquired plus debt assumed	(847)	(465)	(4,022)
Other	(363)	(136)	(87)

Increase in Net Debt	(2,989)	(902)	(4,574)
Net Debt, beginning of period	(10,121)	(12,208)	(5,547)

Net Debt, end of period	$(13,110)	$(13,110)	$(10,121)

(1)	“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of $455 million and $108 million during the twelve months and fourth quarter ended December 31, 2017, respectively; and $850 million during the twelve months ended December 31, 2016. The twelve months ended December 31, 2016 also includes approximately $100 million of one-off transaction-related payments associated with the acquisition of Cameron.
(4)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the Company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the Company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Full-Year and Fourth-Quarter 2017 Earnings Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

			(Stated in millions, except per share amounts)
	Fourth Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(2,210)	$62	$(17)	$(2,255)	$(1.63)
Impairments & other :
WesternGeco seismic restructuring	1,114	20	—	1,094	0.79
Venezuela investment write-down	938	—	—	938	0.67
Workforce reductions	247	13	—	234	0.17
Multiclient seismic data impairment	246	81	—	165	0.12
Other restructuring charges	156	10	22	124	0.09
Merger & integration	95	26	—	69	0.05
Provision for loss on long-term construction project (1)	245	22	—	223	0.16
US tax reform (2)	—	(76)	—	76	0.05

Schlumberger net income, excluding charges & credits	$831	$158	$5	$668	$0.48

	Third Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$677	$121	$11	$545	$0.39
Merger & integration	49	13	—	36	0.03

Schlumberger net income, excluding charges & credits	$726	$134	$11	$581	$0.42

	Fourth Quarter 2016
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(213)	$(19)	$10	$(204)	$(0.15)
Impairments & other :
Workforce reduction	234	6	—	228	0.16
Facility closure costs	165	40	—	125	0.09
Costs associated with exiting certain activities	98	23	—	75	0.05
Currency devaluation loss in Egypt	63	—	—	63	0.04
Contract termination costs	39	9	—	30	0.02
Merger & integration	76	14	—	62	0.04

Schlumberger net income, excluding charges & credits	$462	$73	$10	$379	$0.27

(1)	Recorded in Cost of revenue in the Condensed Consolidated Statement of Income (Loss).
(2)	Recorded in Tax expense (benefit) in the Condensed Consolidated Statement of Income (Loss).
*	Does not add due to rounding.

			(Stated in millions, except per share amounts)
	Twelve Months 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(1,183)	$330	$(8)	$(1,505)	$(1.08)
Impairments & other:
WesternGeco seismic restructuring	1,114	20	—	1,094	0.78
Venezuela investment write-down	938	—	—	938	0.67
Promissory note fair value adjustment and other	510	—	12	498	0.36
Workforce reductions	247	13	—	234	0.17
Multiclient seismic data impairment	246	81	—	165	0.12
Other restructuring charges	156	10	22	124	0.09
Merger & integration	308	70	—	238	0.17
Provision for loss on long-term construction project (1)	245	22	—	223	0.16
US tax reform (2)	—	(76)	—	76	0.05

Schlumberger net income, excluding charges & credits	$2,581	$470	$26	$2,085	$1.50

	Twelve Months 2016
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(1,905)	$(278)	$60	$(1,687)	$(1.24)
Impairments & other:
Fixed asset impairments	1,058	177	—	881	0.65
Workforce reduction	880	69	—	811	0.59
Inventory write-downs	616	49	—	567	0.42
Multiclient seismic data impairment	198	62	—	136	0.10
Facility closure costs	165	40	—	125	0.09
Costs associated with exiting certain activities	98	23	—	75	0.05
Currency devaluation loss in Egypt	63	—	—	63	0.05
Other restructuring charges	55	—	—	55	0.04
Contract termination costs	39	9	—	30	0.02
Merger & integration	349	64	—	285	0.21
Amortization of purchase accounting inventory fair value adjustment (1)	299	90	—	209	0.15

Schlumberger net income, excluding charges & credits	$1,915	$305	$60	$1,550	$1.14

(1)	Recorded in Cost of revenue in the Condensed Consolidated Statement of Income (Loss).
(2)	Recorded in Tax expense (benefit) in the Condensed Consolidated Statement of Income (Loss).
*	Does not add due to rounding.

Product Groups

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2017		Sept. 30, 2017		Dec. 31, 2016
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,638	$360	$1,771	$311	$1,676	$319
Drilling	2,180	319	2,120	301	2,013	234
Production	3,079	315	2,876	283	2,203	128
Cameron	1,414	203	1,297	194	1,346	188
Eliminations & other	(132)	(42)	(159)	(30)	(131)	(59)

Pretax operating income		1,155		1,059		810
Corporate & other		(219)		(234)		(245)
Interest income(1)		25		30		23
Interest expense(1)		(130)		(129)		(126)
Charges & credits		(3,041)		(49)		(675)

	$8,179	$(2,210)	$7,905	$677	$7,107	$(213)

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2017		Dec. 31, 2016
		Income		Income
		Before		Before
	Revenue	Taxes	Revenue	Taxes
Reservoir Characterization	$6,786	$1,251	$6,648	$1,249
Drilling	8,392	1,151	8,561	994
Production	10,639	928	8,804	507
Cameron	5,205	733	4,211	653
Eliminations & other	(582)	(142)	(414)	(130)

Pretax operating income		3,921		3,273
Corporate & other		(934)		(925)
Interest income(1)		107		84
Interest expense(1)		(513)		(517)
Charges & credits		(3,764)		(3,820)

	$30,440	$(1,183)	$27,810	$(1,905)

(1)	Excludes interest included in the Product Groups results.

Certain prior period items have been reclassified to conform to the current period presentation.

Supplemental Information

1)	What is the capex guidance for the full year 2018?

Capex (excluding multiclient and SPM investments) for the full year 2018 is expected to be approximately $2 billion, which is similar to the levels of 2017 and 2016.

2)	What were the cash flow from operations and free cash flow for the fourth quarter of 2017?

Cash flow from operations for the fourth quarter of 2017 was $2.3 billion and included $108 million of severance payments. Free cash flow for the fourth quarter of 2017 was $456 million and included $108 million of severance payments and the purchase of the Palliser Block asset.

3)	What were the cash flow from operations and free cash flow for the full year of 2017?

Cash flow from operations for the full year of 2017 was $5.7 billion and included $455 million of severance payments. Free cash flow for the full year of 2017 was $1.7 billion and included $455 million of severance payments and the purchase of the Palliser Block asset during the fourth quarter of 2017.

4)	What was included in “Interest and other income” for the fourth quarter of 2017?

“Interest and other income” for the fourth quarter of 2017 was $52 million. This amount consisted of earnings of equity method investments of $22 million and interest income of $30 million.

5)	How did interest income and interest expense change during the fourth quarter of 2017?

Interest income of $30 million was flat sequentially. Interest expense of $143 million was essentially flat sequentially.

6)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets (including intangible asset amortization expense resulting from the acquisition of Cameron), certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2017?

The ETR for the fourth quarter of 2017, calculated in accordance with GAAP, was -2.8% as compared to 17.9% for the third quarter of 2017. The ETR for the fourth quarter of 2017, excluding charges and credits, was 19.0% as compared to 18.4% for the third quarter of 2017.

8)	What is the impact of US tax reform on Schlumberger?

US tax reform significantly changes US corporate income tax laws by, among other things, reducing the US corporate income tax rate to 21% starting in 2018 and creating a territorial tax system with a one-time mandatory tax on previously deferred foreign earnings of US subsidiaries. As a result, Schlumberger recorded a net charge of $76 million during the fourth quarter of 2017. This amount, which is included in Tax expense (benefit) in the Consolidated Statement of Income (Loss), consists of two components: (i) a $410 million charge relating to the one-time mandatory tax on previously deferred earnings of certain non-US subsidiaries that are owned either wholly or partially by a US subsidiary of Schlumberger and (ii) a $334 million credit resulting from the remeasurement of Schlumberger’s net deferred tax liabilities in the US based on the new lower corporate income tax rate.

After considering the impact of foreign tax credits and tax losses, the cash tax payable as a result of the one-time mandatory tax on previously deferred foreign earnings of Schlumberger’s US subsidiary will not be significant.

As a non-US company, Schlumberger’s corporate structure results in us largely paying taxes where we operate and earn profits, without having to incur additional layers of taxes. Given this structure, the primary impact of US tax reform on Schlumberger is that a lower federal tax rate will be applied to income earned by our US business. Absent the impact of US tax reform, our ETR would likely increase by approximately 2 to 3 percentage points in 2018 as compared to our fourth quarter 2017 ETR. However, the impact of US tax reform for 2018 is expected to largely offset this increase. As a result, we expect the full-year 2018 ETR to approximate our Q4 2017 ETR before charges and credits.

9)	How many shares of common stock were outstanding as of December 31, 2017 and how did this change from the end of the previous quarter?

There were 1.384 billion shares of common stock outstanding as of December 31, 2017. The following table shows the change in the number of shares outstanding from September 30, 2017 to December 31, 2017.

(Stated in millions)
Shares outstanding at September 30, 2017	1,385
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	1
Shares issued under employee stock purchase plan	—
Stock repurchase program	(2)

Shares outstanding at December 31, 2017	1,384

10)	What was the weighted average number of shares outstanding during the fourth quarter of 2017 and third quarter of 2017 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.385 billion during the fourth quarter of 2017 and 1.385 billion during the third quarter of 2017.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	Fourth Quarter 2017	(Stated in millions) Third Quarter 2017
Weighted average shares outstanding	1,385	1,385
Assumed exercise of stock options	1	1
Unvested restricted stock	5	6

Average shares outstanding, assuming dilution	1,391	1,392

11)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and co-managing production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products, and in some cases, cash, into the field development activities and operations. Although in certain arrangements Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

12)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger Group for services and products that each Group provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line. (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations.) The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production Group.

13)	What was the unamortized balance of Schlumberger’s investment in SPM projects at December 31, 2017 and how did it change in terms of investment and amortization when compared to September 30, 2017?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $4.1 billion and $2.8 billion at December 31, 2017 and September 30, 2017, respectively. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at September 30, 2017	$2,804
SPM investments	1,117
Other additions	279
Amortization of SPM investment	(135)

Balance at December 31, 2017	$4,065

14)	What was the amount of WesternGeco multiclient sales in the fourth quarter of 2017?

Multiclient sales, including transfer fees, were $166 million in the fourth quarter of 2017 and $127 million in the third quarter of 2017.

15)	What was the WesternGeco backlog at the end of the fourth quarter of 2017?

WesternGeco backlog, which is based on signed contracts with customers, was $399 million at the end of the fourth quarter of 2017. It was $489 million at the end of the third quarter of 2017.

16)	What were the orders and backlog for the Cameron Group’s OneSubsea and Drilling Systems businesses?

OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
Orders	Fourth Quarter 2017	Third Quarter 2017
OneSubsea	$282	$347
Drilling Systems	$150	$156

Backlog (at the end of period)
OneSubsea	$2,060	$2,328
Drilling Systems	$408	$523

17)	What does the $3.041 billion of pretax charges recorded during the fourth quarter of 2017 relate to?

The $3.041 billion of pretax charges recorded during the fourth quarter of 2017 consists of the following (in millions):

WesternGeco seismic restructuring	$1,114
Venezuela write-down (1)	938
Workforce reductions (2)	247
Multiclient seismic data impairment	246
Other (3)	496

$3,041

(1)	Given the recent economic and political developments in Venezuela, Schlumberger determined that it was appropriate to write-down its investment in the country. As a result, Schlumberger recorded a charge of $938 million, consisting of: $469 million of accounts receivable, a $105 million other-than-temporary impairment charge relating to promissory notes, $285 million of fixed assets, and $79 million of other assets.
(2)	Represents reductions associated with the restructuring of our geographical and product line organizations.
(3)	Other includes the following: a $245 million provision for an estimated loss on a long-term surface facility construction project that is accounted for under the percentage-of-completion method; a $95 million of merger and integration charges relating to Cameron, and the Weatherford transaction; and $156 million of other restructuring charges.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $30.44 billion in 2017. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, January 19, 2018. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the

“Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 19, 2018 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 433023.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until February 28, 2018.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Manager of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This full-year and fourth-quarter 2017 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the effects of U.S. tax reform; our effective tax rate; the success of Schlumberger’s SPM projects, joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to retain key employees; and other risks and uncertainties detailed in this full-year and fourth-quarter 2017 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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